UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 24, 2014

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 24, 2014, the Board of Directors of Stein Mart, Inc., a Florida corporation (the “Company”), established the Office of the President in accordance with the terms of Section 5.9 of the Company’s Bylaws. Effective April 24, 2014, D. Hunt Hawkins, the Company’s Executive Vice President and Chief Operating Officer, and Brian R. Morrow, the Company’s Executive Vice President and Chief Merchandising Officer, each have been appointed a President of the Company, acting in a collaborative manner as the President of the Company. Each of Mr. Hawkins and Mr. Morrow will continue to serve in their current capacities of Chief Operating Officer and Chief Merchandising Officer, respectively, and will supervise and control all of the operations and affairs of the Company while reporting to the Company’s Chief Executive Officer, Jay Stein. On April 25, 2014, the Company issued a press release announcing creation of the Office of the President by the Board of Directors, a copy of which is attached as Exhibit 99.1 hereto.

Mr. Hawkins joined the Company in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007 and to Executive Vice President, Chief Operating Officer in December 2011.

Mr. Morrow joined the Company in February 2010 as Executive Vice President and Chief Merchandising Officer. Prior to joining the Company, Mr. Morrow served as Senior Vice President and General Merchandising Manager with Macy’s North/Marshall Field’s from February 2005 to May 2008 and held the same position with Mervyn’s from May 2008 to October 2008 and served as Executive Vice President and General Merchandising Manager with Macy’s West from October 2008 to May 2009.

Mr. Hawkins and Mr. Morrow have certain compensatory arrangements which have been previously disclosed by the Company. Their assumption of the responsibilities of the Office of the President does not change the terms of those arrangements and they are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Press Release dated April 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: April 25, 2014	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1 Press Release dated April 25, 2014